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                       AMENDMENT TO SUBADVISORY AGREEMENT

                     PRUDENTIAL SMALL-CAP QUANTUM FUND, INC.

         AMENDMENT made as of this 1st day of January, 2000, between Prudential Investments Fund Management LLC ("PIFM"), and The Prudential Investment Corporation ("PIC").

         WHEREAS, PIFM, either itself or as successor to Prudential Investments Fund Management, Inc., and PIC have entered into a Subadvisory Agreement (the "Agreement") dated April 4, 1997, with respect to the management of Prudential Small-Cap Quantum Fund, Inc. (the "Fund"); and

         WHEREAS, the Agreement provides that PIC shall provide investment advisory services to the Fund, subject to oversight by PIFM; and

         WHEREAS, PIFM and PIC desire to amend the Agreement with respect to the compensation to be paid by PIFM to PIC for services provided by PIC pursuant to the Agreement.

         NOW, THEREFORE, for and in consideration of the continuation of the Agreement for its current term, and other good and valuable consideration, PIFM and PIC hereby amend the Agreement to provide for the compensation to be paid by PIFM to PIC at the annual rate of .25 of 1% of the Fund's average daily net assets, effective as of January 1, 2000, for the same term, including renewals, as the Agreement and upon the same terms and conditions as described in the Agreement.

         IN WITNESS WHEREOF, PIMS and PIC have signed this Amendment as of the day and year first above written.


PRUDENTIAL INVESTMENTS                     THE PRUDENTIAL INVESTMENT
FUND MANAGEMENT LLC                        CORPORATION


By: /s/ Robert F. Gunia                    By: /s/ John R. Strangfeld, Jr.
    ---------------------------                ---------------------------

Name: Robert F. Gunia                      Name: John R. Strangfeld, Jr.
      -------------------------                  -------------------------

Title: Executive Vice President            Title: President
       ------------------------                   ------------------------

T:  \george\bible\Quantum\Subadvisory.Amend